Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of Mid-America Apartments, L.P. and Mid-America Apartment Communities, Inc., in the Registration Statement (Form S-4) and related Prospectus of Mid-America Apartments, L.P. dated May 23, 2014.

/s/ Ernst & Young LLP

Memphis, Tennessee

May 23, 2014